EXHIBIT 99(a)(5)(iv)

May 24, 2004

FOR IMMEDIATE RELEASE                                  CONTACT: Mel Switzer, Jr.
                                                       (707) 935-3200


         SONOMA VALLEY BANCORP ANNOUNCES EXPIRATION OF TENDER OFFER AND
                             FINAL PURCHASE NUMBERS

     Sonoma, CA - May 24, 2004 - Sonoma Valley Bancorp (OTC BB - SBNK) ("Sonoma"), announced the expiration of its tender offer at 2:00 p.m. (EST) on May 21, 2004. On April 6, 2004, Sonoma announced an offer to purchase up to 100,000 shares of its common stock at a purchase price of $35.00. Based on the final count by the depositary for the tender offer, shareholders have properly tendered 126,208 shares of its common stock. Sonoma's Board of Directors has elected to exercise its oversubscription privileges to purchase all 126,208 properly tendered shares.

     Information regarding Sonoma's tender offer was filed with the Securities and Exchange Commission on Schedule TO and can be viewed at the Securities and Exchange Commission's website at www.sec.gov or on Sonoma's website at www.sonomavalleybank.com.

This news release includes forward-looking statements, which are not historical facts are and which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Management believes there are benefits to shareholders in making these statements. This forward-looking statement includes, but is not limited to, Sonoma's ability to enhance shareholder value. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in Sonoma's publicly available Securities and Exchange
Commission filings. Sonoma Valley Bancorp (NASDAQ-OTCBB:SBNK) undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.